Exhibit 99.1

Viking Therapeutics Reports Second Quarter 2026 Financial Results and Provides Corporate Update

Conference call scheduled for 4:30 p.m. ET today

-- Phase 3 VANQUISH 1 & 2 Trials for Subcutaneous VK2735 in Obesity Fully Enrolled and Advancing --

-- Oral Phase 3 VK2735 Trial Initiation Expected 4Q26 --

-- VK2735 Maintenance Dosing Data Expected 3Q26 --

-- Phase 1 Study of Amylin Agonist VK3019 Underway --

-- Strong Quarter-End Cash Position of $502 Million --

SAN DIEGO, July 29, 2026 -- Viking Therapeutics, Inc. (Viking) (Nasdaq: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the second quarter and six month ended June 30, 2026, and provided an update on its clinical pipeline and other corporate developments.

Highlights from the Second Quarter Ended June 30, 2026, and Other Recent Events:

“During the second quarter, we continued to advance each program in our expanding obesity franchise,” stated Brian Lian, Ph.D., chief executive officer of Viking. "With respect to our lead compound, VK2735, Viking’s Phase 3 VANQUISH-1 and -2 trials are fully enrolled and proceeding according to plan. During the period, the company continued to prepare for initiation of Phase 3 trials with the oral formulation of VK2735, expected to begin in the fourth quarter of this year. Oral VK2735 is positioned to potentially become the first orally available dual GLP-1/GIP agonist to reach market, potentially offering a competitive advantage compared to GLP-1 mono-agonist oral products currently available. Viking’s novel maintenance dosing study also continued to progress. This study is designed to explore the effects of various maintenance regimens, including monthly and every other week dosing, to help us identify and optimize the individualized and long-term care often required to achieve and sustain a healthy weight. We expect to report the results of this study later this quarter. Also during the second quarter, Viking expanded its obesity portfolio with the initiation of a Phase 1 clinical trial of VK3019, an investigational amylin receptor agonist. We are excited to advance this new program into clinical development, which we believe may offer another important potential treatment option to patients living with obesity and overweight. Along with our novel pipeline, we are also carefully expanding our internal infrastructure adding capabilities to maximize the opportunities ahead. To this end, during the quarter, Viking appointed Hubert Chen, M.D., as chief medical officer. Hubert brings more than two decades of leadership experience in senior executive roles spanning drug discovery, clinical development, regulatory strategy, and product approvals across multiple therapeutic areas, including an extensive knowledge of obesity, metabolic disorders, and endocrinology. We are thrilled to have Hubert join the team and we look forward to his many valuable contributions.”

Pipeline and Recent Corporate Highlights

Phase 3 VANQUISH 1 & 2 Trials for Subcutaneous VK2735 in Obesity Fully Enrolled and Advancing. VK2735 is a wholly owned long-acting dual agonist of the glucagon like peptide-1, or GLP-1 receptor, and the glucose dependent insulinotropic polypeptide, or GIP receptor, in development for the potential treatment of obesity and other metabolic disorders.

Top-line data from the company’s prior Phase 2 VENTURE study of VK2735 in adults with obesity demonstrated statistically significant reductions in mean body weight from baseline, ranging up to 14.7% after 13 weekly doses, with no signs of plateau. Importantly, the VENTURE study also showed VK2735 to be safe and well tolerated through 13 weeks of dosing, with the majority of treatment emergent adverse events characterized as mild or moderate and resolving quickly. These results were highlighted in a presentation at the 2025 ObesityWeek conference last November. The final results were also published in January 2026 in Obesity, the peer-reviewed journal of The Obesity Society.

Following these positive findings, and the receipt of feedback from Viking’s Type C and end-of-Phase-2 meetings with the U.S. Food and Drug Administration (FDA), the company advanced subcutaneous VK2735 into Phase 3 development, initiating the VANQUISH Phase 3 registration program in June of last year. The VANQUISH program consists of two clinical trials: one in adults with obesity and one in adults with obesity and type 2 diabetes. Each study is a randomized, double-blind, placebo-controlled, multicenter trial designed to assess the efficacy and safety of VK2735 administered by subcutaneous injection once weekly for 78 weeks.

Enrollment in each of these trials was rapid, with the VANQUISH-1 study enrolling approximately 4,500 patients by November 2025, approximately five months after trial initiation. Enrollment in the VANQUISH-2 study was completed in the first quarter, enrolling approximately 1,000 patients. Participants in each trial have been randomized to weekly doses of 7.5 mg, 12.5 mg, 17.5 mg, or placebo.

The primary endpoint of the VANQUISH trials is the percent change in body weight from baseline for participants receiving VK2735 as compared to placebo after 78 weeks of treatment. Secondary and exploratory endpoints will evaluate a range of additional safety and efficacy measures, including the percentage of patients who achieve at least 5%, 10%, 15% and 20% weight loss. Each study will include an extension portion allowing participants the opportunity to continue receiving treatment following completion of the primary dosing period, including patients who were randomized to placebo for the initial 78-week treatment period.

During the second quarter, both VANQUISH studies continued to proceed according to plan.

Oral Phase 3 VK2735 Trial Initiation Expected 4Q26. In addition to the development of a subcutaneous formulation, Viking is also advancing an oral tablet formulation of VK2735 which, if successful, is positioned to become the first oral dual GLP-1/GIP agonist to reach the market. The company believes the availability of both oral and injectable formulations is a key differentiating feature of VK2735, as no other dual or triple agonist is currently available in both formulations. The availability of both a tablet and a subcutaneous formulation may represent an attractive option for those who prefer to initiate treatment with an oral therapy, or for those seeking to maintain the weight loss they have already achieved with an injectable therapy. Using the same active ingredient across formulations may also reduce the risk of unexpected side effects compared with switching between therapies that do not share the same active agent.

Consistent with Viking’s subcutaneous results, the company’s prior Phase 1 and Phase 2 studies evaluating oral VK2735 successfully achieved their objectives. In addition to encouraging safety and tolerability, the company’s Phase 1 study demonstrated dose-dependent reductions in mean body weight from baseline, ranging up to 8.2% after 28 daily doses.

The Phase 2 VENTURE-oral dosing study of VK2735 also produced positive results. Participants receiving once daily doses of the tablet formulation demonstrated statistically significant reductions in mean body weight after 13 weeks, ranging up to 12.2% from baseline. Statistically significant differences compared to both baseline and placebo were observed for all doses above 15 mg starting at Week 1 and continuing throughout the 13-week treatment period. Up to 80% of subjects in VK2735 treatment groups achieved at least 10% weight loss after 13 weeks, compared with only 5% of placebo treated subjects.

The tablet formulation of VK2735 also demonstrated encouraging safety and tolerability through 13 weeks of once-daily dosing. The vast majority of drug-related treatment-emergent adverse events were characterized as mild or moderate in severity. Importantly, in the dose range that Viking plans to explore in future studies, the company believes the results showed no meaningful difference in gastrointestinal (GI)-related adverse events between subjects treated with VK2735 and placebo. The tolerability data from the VENTURE oral dosing study also suggest that future titration regimens starting at lower doses and utilizing longer titration intervals are likely to further improve oral VK2735’s tolerability profile.

In addition to these top line results, further data from the Phase 2 trial were presented in May of this year at the European Congress on Obesity (ECO) held in Istanbul, Türkiye. The full dataset presented at ECO provided a detailed picture of VK2735’s response over time, affirming compelling efficacy, a clear dose-response, and an encouraging tolerability profile through the 13-week treatment period.

Based on these positive results, as well as feedback from Viking’s end of Phase 2 meeting with the FDA, the company plans to advance oral VK2735 into Phase 3 development for the treatment of obesity. During the second quarter, the company continued to prepare for initiation of these studies, which are expected to begin in the fourth quarter of this year.

VK2735 Maintenance Dosing Study Data Expected 3Q26. Based on VK2735's promising efficacy and differentiated pharmacokinetic (PK) profile, the company is evaluating a range of novel dosing regimens for both the induction and the long-term maintenance of weight loss. Providing flexible dosing options for long-term therapy may improve treatment persistence following achievement of individual weight loss goals. In addition, affording patients the option to remain on the same therapeutic compound, in either a tablet or an injectable form, throughout their treatment journey may reduce the potential for undesired side effects compared with options that involve switching between different therapeutic agents. The company believes this may lead to improved adherence to therapy and increase the probability of realizing the long-term benefits of weight loss such as reduced cardiovascular risks, improved physical function and enhanced quality of life.

In October 2025, Viking initiated a Phase 1 dose-ranging study designed to explore the feasibility of various VK2735 maintenance dosing regimens. This trial is a randomized, double-blind, placebo-controlled trial in approximately 180 adults with obesity (BMI ≥30 kg/m2). All participants will receive initial weekly subcutaneous doses of VK2735 or placebo for an induction period, after which participants are transitioned to a range of VK2735 maintenance regimens including weekly, every other week, and monthly dosing, or placebo. The objectives of the study are to evaluate the safety, tolerability, and PK profile of VK2735 across regimens. Exploratory endpoints will assess change in body weight from baseline, as well as change in body weight before and after transitioning to maintenance dosing. The company expects to report the results of the study in 3Q26.

Phase 1 Study of Amylin Agonist VK3019 Underway. VK3019 is an investigational dual amylin and calcitonin receptor agonist (DACRA) in development for the potential treatment of obesity. Preclinical data for this program showed impressive effects on body weight, food intake, and metabolism in healthy rats and diet-induced obese (DIO) mice compared to control-treated animals. Results showed Viking's DACRAs reduced food intake in lean rats within 0 to 72 hours after a single dose. At 72 hours, these compounds reduced body weight by up to 8% compared to controls.

In the first quarter of 2026, the company filed an investigational new drug (IND) application with the FDA for this program. Following clearance of the IND, in the second quarter the company initiated a Phase 1 single ascending dose (SAD) clinical trial evaluating VK3019. The Phase 1 trial is a randomized, double-blind, placebo-controlled SAD study in healthy adults with BMI ≥27. The primary objectives of the study include an evaluation of the safety, tolerability, and pharmacokinetics of VK3019 following administration of single subcutaneous doses. Exploratory pharmacodynamic assessments include evaluations of changes in body weight after a single-dose administration.

The addition of VK3019 to Viking’s clinical pipeline represents an important expansion of the company’s obesity franchise and further illustrates Viking’s commitment to treating obesity first with the goal of helping patients achieve and maintain a weight that will allow them to improve their overall health and quality of life.

Addition of Key Senior Staff and Board Expertise. As Viking continues to grow its pipeline programs and advance toward commercialization, it has also expanded its senior leadership team and added important expertise at the board level. To this end, the company in the second quarter announced the appointment of Hubert Chen, M.D., as chief medical officer. Dr. Chen brings more than two decades of leadership experience in senior executive roles spanning drug discovery, clinical development, regulatory strategy, and product approvals across multiple therapeutic areas. Prior to joining Viking, Dr. Chen served as chief research and development officer at Loyal Animal Health, where he led the first-ever FDA-negotiated effectiveness and safety requirements for longevity therapeutics. Previously, he was president and chief scientific officer at Forte Biosciences, chief medical officer at Metacrine, and chief scientific and medical officer at Pfenex. Dr. Chen is reporting to Brian Lian, Ph.D., president and chief executive officer, and oversees clinical development as well as medical and regulatory affairs.

In addition, following the end of the second quarter, the company appointed Dorothy Gemmell to its board of directors. Ms. Gemmell is a highly experienced executive and board advisor with over 25 years of leadership experience across healthcare, digital health, and commercialization. She has served as president or chief commercial officer at numerous companies, including GoodRx, Capsule, and Havas Life, leading growth initiatives, scaling organizations, and developing revenue models across payer, provider, employer, and pharmaceutical markets.

Upcoming Investor Events

Viking management will participate in the following upcoming investor events:

2026 Cantor Global Healthcare Conference
New York, NY
September 9 - 11, 2026

Morgan Stanley 24th Annual Global Healthcare Conference
New York, NY
September 14 – 16, 2026

Bernstein’s 3rd Annual Healthcare Forum

New York, NY

September 23 - 24, 2026

William Blair Biotech Conference

Chicago, IL

September 29 – 30, 2026

Second Quarter and Six Months 2026 Financial Highlights

Second Quarter ended June 30, 2026 and 2025

Research and development expenses were $115.8 million for the three months ended June 30, 2026, compared to $60.2 million for the same period in 2025. The increase was primarily due to increased expenses related to clinical studies, salaries and benefits, stock-based compensation and third-party consultants, partially offset by decreased expenses related to manufacturing for our drug candidates and preclinical studies.

General and administrative expenses were $16.9 million for the three months ended June 30, 2026, compared to $14.4 million for the same period in 2025. The increase was primarily due to increased expenses related to third-party consultants, legal and patent services and salaries and benefits, partially offset decreased expenses related to stock-based compensation.

For the three months ended June 30, 2026, Viking reported a net loss of $128.0 million, or $1.10 per share, compared to a net loss of $65.6 million, or $0.58 per share, in the corresponding period in 2025. The increase in net loss for the three months ended June 30, 2026, was primarily due to increased research and development expenses and general and administrative expenses, noted previously, compared to the same period in 2025.

Six Months ended June 30, 2026 and 2025

Research and development expenses were $265.9 million for the six months ended June 30, 2026, compared to $101.5 million for the same period in 2025. The increase was primarily due to increased expenses related to clinical studies, salaries and benefits, third-party consultants and stock-based compensation, partially offset by decreased expenses related to manufacturing for our drug candidates and preclinical studies.

General and administrative expenses were $30.8 million for the six months ended June 30, 2026, compared to $28.5 million for the same period in 2025. The increase was primarily due to increased expenses related to third-party consultants and salaries and benefits, partially offset by decreased expenses related to stock-based compensation and legal and patent services.

For the six months ended June 30, 2026, Viking reported a net loss of $286.3 million, or $2.47 per share, compared to a net loss of $111.2 million, or $0.99 per share, in the corresponding period in 2025. The increase in net loss for the six months ended June 30, 2026, was primarily due to increased research and development expenses and general and administrative expenses, noted previously, compared to the same period in 2025.

Balance Sheet as of June 30, 2026

At June 30, 2026, Viking held cash, cash equivalents and short-term investments of $502 million, compared to $706 million as of December 31, 2025.

Conference Call

Management will host a conference call to discuss Viking's second quarter 2026 financial results today at 4:30 pm Eastern. To participate in the conference call, please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until August 5, 2026, by dialing (855) 669-9658 from the U.S. and Canada, or (412) 317-0088 and entering conference ID # 7609005. Those interested in listening to the conference call live via the internet may do so by visiting the Webcasts page of Viking's website at http://ir.vikingtherapeutics.com/webcasts. An archive of the webcast will also be available on the Webcasts page of Viking's website for 30 days.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biotechnology company advancing a next-generation portfolio of therapies for obesity and metabolic disease. Guided by deep expertise in metabolic biology and rigorous science, Viking is developing innovative treatments to help people achieve meaningful, lasting health improvements by treating obesity first. The company's lead program, VK2735, is a dual glucagon-like peptide 1 (GLP-1) and glucose-dependent insulinotropic polypeptide (GIP) receptor agonist in development in both subcutaneous and oral formulations for obesity. VK2735 is currently being evaluated in Phase 3 clinical studies for obesity, along with maintenance dosing strategies designed to support long-term weight management. Viking is also advancing additional obesity programs, including VK3019, an amylin receptor agonist, VK2809, an orally available thyroid hormone receptor beta agonist for metabolic and liver disease, and VK0214 for the rare genetic disorder X-linked adrenoleukodystrophy (X-ALD).

For more information about Viking Therapeutics, please visit www.vikingtherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding its clinical and preclinical development programs, anticipated timing for reporting clinical data and cash resources. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK2735, VK3019, VK0214, VK2809, and the company's other incretin and other receptor agonists; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; and other risks that are described in Viking's most recent periodic reports filed with the Securities and Exchange Commission including Viking's Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent Quarterly Reports on Form 10-Q, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof. Viking disclaims any obligation to update these forward-looking statements except as required by law.

Viking Therapeutics, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	115,754	60,153	265,904	101,543
General and administrative	16,843	14,421	30,818	28,500
Total operating expenses	132,597	74,574	296,722	130,043
Loss from operations	(132,597)	(74,574)	(296,722)	(130,043)
Other income (expense):
Amortization of financing costs	—	(24)	—	(48)
Interest income, net	4,545	9,033	10,345	18,897
Realized gain on investments	30	4	30	4
Total other income, net	4,575	9,013	10,375	18,853
Net loss	(128,022)	(65,561)	(286,347)	(111,190)
Other comprehensive loss, net of tax:
Unrealized (loss) gain on investments	(299)	26	(1,549)	589
Foreign currency translation gain	2	24	18	33
Comprehensive loss	$(128,319)	$(65,511)	$(287,878)	$(110,568)
Basic and diluted net loss per share	$(1.10)	$(0.58)	$(2.47)	$(0.99)
Weighted-average shares used to compute basic and diluted net loss per share	116,263	112,134	115,917	112,102

Viking Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	June 30, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$125,750	$165,810
Short-term investments – available-for-sale	375,913	539,929
Prepaid clinical trial and preclinical study costs	14,960	8,053
Prepaid expenses and other current assets	941	1,806
Total current assets	517,564	715,598
Right-of-use assets	4,010	85
Restricted cash	211	—
Deposits	113	46
Total assets	$521,898	$715,729
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$69,012	$53,251
Other accrued liabilities	40,483	23,279
Lease liability, current	161	137
Total current liabilities	109,656	76,667
Lease liability, net of current portion	3,925	—
Total long-term liabilities	3,925	—
Total liabilities	113,581	76,667
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at June 30, 2026 and December 31, 2025; no shares issued and outstanding at June 30, 2026 and December 31, 2025	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at June 30, 2026 and December 31, 2025; 116,652,937 shares issued and outstanding at June 30, 2026 and 114,793,067 shares issued and outstanding at December 31, 2025	1	1
Additional paid-in capital	1,543,362	1,486,229
Accumulated deficit	(1,133,893)	(847,546)
Accumulated other comprehensive (loss) gain	(1,153)	378
Total stockholders’ equity	408,317	639,062
Total liabilities and stockholders’ equity	$521,898	$715,729

Contacts:

Viking Therapeutics

Greg Zante

Chief Financial Officer

858-704-4672

gzante@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Jennifer Arcure (Media)

917-603-0681

jarcure@vidasp.com